UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025

I-80 GOLD CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-41382	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5190 Neil Road, Suite 460
 Reno, Nevada, United States 89502
 (Address of principal executive offices) (ZIP Code)

Registrant's telephone number, including area code: (775) 525-6450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	IAUX	NYSE American LLC
Common Shares	IAU	The Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As disclosed in the Company's Form 10-K, on March 31, 2025, the Company entered into a new gold and silver prepay arrangement with National Bank of Canada ("National Bank") under which National Bank purchased approximately 6,800 ounces of gold and 345,000 ounces of silver from the Company for delivery to National Bank by September 30, 2025 or earlier, upon an infusion of capital in line with the recapitalization plan. The proceeds of this new prepay arrangement were used to satisfy the March 31, 2025 gold and silver deliveries due to an affiliate of Orion Mine Finance under its respective Gold Prepay and Silver Purchase and sale agreements. The obligations under the prepay arrangement with National Bank are secured by the FAD property located along the Battle Mountain-Eureka Trend in Eureka County, Nevada.

The description above is not intended to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 99.1, and incorporated by reference herein.

Item 8.01 Other Events

As discussed in the Company's Annual Report on Form 10-K, on December 31, 2024 entered into agreements to defer the December 2024 Gold Prepay and January 2025 Silver Purchase Agreement deliveries until March 31, 2025 as part of an amendment of those agreements with Orion. As part of the agreements with Orion, gold and silver deliveries including 3,210 ounces of gold and 400,000 ounces of silver, scheduled for delivery on December 31, 2024, and January 15, 2025, respectively were deferred to March 31, 2025, subject to the Company's compliance with the Waiver Agreements (as defined below), and the other conditions described below. Additionally, Orion agreed to extend the expiry date of its convertible credit agreement dated December 13, 2021 to June 30, 2026, which was reflected in an amended and restated convertible credit agreement with Orion on January 15, 2025 (the "Orion Convertible Loan").

In connection with the gold and silver delivery deferrals and the extension to the Orion Convertible Loan (collectively, the "Waiver Agreements"), i-80 Gold agreed to issue to Orion five million common share purchase warrants with an exercise price of C$1.01 per share, subject to customer anti-dilutive adjustments (the "2025 Orion Warrants"). The 2025 Orion Warrants have a four-year term. In addition, i-80 Gold and Orion agreed to enter into an offtake agreement dated February 7, 2025 (the "Orion Offtake Agreement") based on similar terms to the existing amended and restated offtake agreement with Deterra Royalties Limited (acquirer of Trident Royalties PLC) which expires at the end of December 2028 (the "Deterra Offtake"). The Orion Offtake Agreement will become effective on December 28, 2028 and shall expire on December 31, 2034. The Waiver Agreements were subject to ongoing conditions, including a requirement to satisfy minimum cash requirements, as amended by these Waiver Agreements, through March 31, 2025 and the requirement to put additional security against the Company's Ruby Hill and Granite Creek projects.  Those required Waiver conditions have been satisfied.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Supplementary Terms Agreement dated as of March 31, 2025 between Paycore Minerals Inc. and National Bank of Canada

104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2025	i-80 GOLD CORP.

	By:	/s/ Ryan Snow
Ryan Snow
Chief Financial Officer